UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): April 28, 2006 (April 24, 2006)

SONICWALL, INC.
(Exact name of registrant as specified in its charter)

California (State or Other Jurisdiction of Incorporation)	000-27723 (Commission File Number)	77-0270079 (I.R.S. Employer Identification Number)
1143 Borregas Avenue
Sunnyvale, California 94089
(408) 745-9600
(Address, including zip code and telephone number, of principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
     On April 24, 2006, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of SonicWALL, Inc., (the “Registrant”) adopted a bonus plan for employees of the Registrant, including Executive Officers and the Chief Executive Officer, for fiscal year 2006 (the “Plan”). Employees of the Registrant who are eligible for payments under the Registrant’s sales commission plan are not eligible to participate in the Plan.
     The Plan is intended to increase shareholder value and the success of the Registrant by motivating participants to perform to the best of their abilities to achieve established performance objectives.
     Under the terms of the Plan, the Committee has approved a bonus pool budget (the “Bonus Pool”) from which payments shall be made based upon company and individual performance. The Bonus Pool is divided into two separate components with 40% of the available Bonus Pool allocated to employees in the engineering organization (“Engineering Program”), and the remainder of the Bonus Pool available to all other eligible employees, including the Executive Officers and the Chief Executive Officer (“Corporate Program”). Under the terms of the Engineering Program, payments are made to eligible employees based upon the satisfaction of performance goals related to the development and market availability of certain products. Under the terms of the Corporate Program, the Committee selected total revenue, earnings per share on a pro-forma basis and free operating cash flow as defined performance measurements for the release of payments. When the company performance equals or exceeds, on a blended average basis, 90% of the defined performance measurement thresholds, 80% of the available Bonus Pool is released, provided that no single performance measurement component is less than 70% of targeted performance. When company performance equals or exceeds, on a blended average basis, 100% of the defined performance thresholds, 100% of the available Bonus Pool is released, provided that no single performance measurement component is less than 70% of targeted performance. In the event that one or more performance measurement components fail to equal or exceed 70% of the targeted performance, no bonus payout will be made.
     When company performance, on a blended average basis, exceeds 100% of the defined performance thresholds, the Bonus Pool is increased based upon a predetermined formula associated with total revenues and earnings per share on a pro-forma basis, provided that if performance of any performance measurement component fails to equal or exceed 80% of the targeted performance then bonus payouts shall be capped at 110% of the available Bonus Pool.
     The timing of payment of bonus amounts under the Corporate Program is determined by the Committee. Bonus amounts under the Engineering Program are paid quarterly based upon the satisfaction of certain performance goals.

     With the exception of payments under the Plan to the Chief Executive Officer and certain other executives who report directly to the Chief Executive Officer, payments to participants in the Plan are determined by the Chief Executive Officer in accordance with criteria established in the Plan. Payments to executives of the Registrant who report directly to the Chief Executive Officer are approved by the Committee based upon recommendations of the Chief Executive Officer. Payment under the Plan to the Chief Executive Officer is determined by the Committee.
     To be eligible for payment under the Plan, each participant must remain an employee of the Registrant until such time as payments are authorized. Payments under the Plan to participants who have been employed for less than one (1) year are pro-rated based upon length of service during the fiscal year. The Chief Executive Officer and certain other officers of the Registrant are parties to Retention and Severance Agreements with the Registrant pursuant to which they will become eligible for payments under the Plan upon certain terminations of their employment.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sonicwall, Inc.
By:	/s/ Robert D. Selvi
Chief Financial Officer

Dated: April 28, 2006